Exhibit 99.1

Key Financial Data

$ in millions for all balance sheet and income statement items
	2Q23	1Q23	2Q22

Income Statement Data
Net income available to common shareholders	$562	$535	$526
Net interest income (U.S. GAAP)	1,457	1,517	1,339
Net interest income (FTE)(a)	1,463	1,522	1,342
Noninterest income	726	696	676
Noninterest expense	1,231	1,331	1,112

Per Share Data
Earnings per share, basic	$0.82	$0.78	$0.76
Earnings per share, diluted	0.82	0.78	0.76
Book value per share	23.05	23.87	24.56
Tangible book value per share(a)	15.61	16.41	17.10

Balance Sheet & Credit Quality
Average portfolio loans and leases	$123,327	$122,812	$117,693
Average deposits	160,857	160,645	162,890
Accumulated other comprehensive loss	(5,166)	(4,245)	(2,644)
Net charge-off ratio(b)	0.29%	0.26%	0.21%
Nonperforming asset ratio(c)	0.54	0.51	0.47

Financial Ratios
Return on average assets	1.17%	1.10%	1.09%
Return on average common equity	13.9	13.7	12.3
Return on average tangible common equity(a)	20.5	20.5	17.5
CET1 capital(d)(e)	9.53	9.28	8.95
Net interest margin(a)	3.10	3.29	2.92
Efficiency(a)	56.2	60.0	55.1

Other than the Quarterly Financial Review tables, commentary is on a fully taxable-equivalent (FTE) basis unless otherwise noted. Consistent with SEC guidance in Regulation S-K that contemplates the calculation of tax-exempt income on a taxable-equivalent basis, net interest income, net interest margin, net interest rate spread, total revenue and the efficiency ratio are provided on an FTE basis.

Income Statement Highlights
($ in millions, except per share data)	For the Three Months Ended			% Change
	June	March	June
	2023	2023	2022	Seq	Yr/Yr
Condensed Statements of Income
Net interest income (NII)(a)	$1,463	$1,522	$1,342	(4)%	9%
Provision for credit losses	177	164	179	8%	(1)%
Noninterest income	726	696	676	4%	7%
Noninterest expense	1,231	1,331	1,112	(8)%	11%
Income before income taxes(a)	$781	$723	$727	8%	7%

Taxable equivalent adjustment	$6	$5	$3	20%	100%
Applicable income tax expense	174	160	162	9%	7%
Net income	$601	$558	$562	8%	7%
Dividends on preferred stock	39	23	36	70%	8%
Net income available to common shareholders	$562	$535	$526	5%	7%
Earnings per share, diluted	$0.82	$0.78	$0.76	5%	8%

Fifth Third Bancorp (NASDAQ®: FITB) today reported second quarter 2023 net income of $601 million compared to net income of $558 million in the prior quarter and $562 million in the year-ago quarter. Net income available to common shareholders in the current quarter was $562 million, or $0.82 per diluted share, compared to $535 million, or $0.78 per diluted share, in the prior quarter and $526 million, or $0.76 per diluted share, in the year-ago quarter.

Diluted earnings per share impact of certain item(s) - 2Q23

(after-tax impact(f); $ in millions, except per share data)

Valuation of Visa total return swap (noninterest income)	$(23)
Restructuring severance expense	(9)
After-tax impact(f) of certain items	$(32)

Diluted earnings per share impact of certain item(s)[1]	$(0.05)

Totals may not foot due to rounding; [1]Diluted earnings per share impact reflects 686.386 million average diluted shares outstanding

Net Interest Income
(FTE; $ in millions)(a)	For the Three Months Ended			% Change
	June	March	June
	2023	2023	2022	Seq	Yr/Yr
Interest Income
Interest income	$2,376	$2,218	$1,467	7%	62%
Interest expense	913	696	125	31%	630%
Net interest income (NII)	$1,463	$1,522	$1,342	(4)%	9%

Average Yield/Rate Analysis				bps Change
Yield on interest-earning assets	5.04%	4.80%	3.19%	24	185
Rate paid on interest-bearing liabilities	2.72%	2.18%	0.43%	54	229

Ratios
Net interest rate spread	2.32%	2.62%	2.76%	(30)	(44)
Net interest margin (NIM)	3.10%	3.29%	2.92%	(19)	18

Balance sheet actions continued to reflect a defensive positioning given the uncertain macroeconomic outlook and tightening liquidity conditions. As a result, NII decreased $59 million, or 4%, compared to the prior quarter. Actions undertaken during the quarter include a continuation of deposit gathering activities, which sustained the recent deposit mix shift trends from demand to interest-bearing accounts with higher costs. These increased deposit costs were partially offset by improved loan yields from higher market rates and the impact of higher day count. Compared to the prior quarter, NIM decreased 19 bps, primarily reflecting the aforementioned deposit dynamics and the impact of higher day count, partially offset by higher loan yields. NIM results continue to be impacted by the decision to carry elevated liquidity given the environment, with the combination of cash and due from banks and other short term investments reaching $14 billion at quarter-end.
Compared to the year-ago quarter, NII increased $121 million, or 9%, reflecting the net benefit of higher market rates, as well as growth in C&I loan balances and investment portfolio balances, partially offset by the deposit mix shift from demand to interest-bearing accounts and continued deposit repricing dynamics. Compared to the year-ago quarter, NIM increased 18 bps, reflecting the net benefit of higher market rates, growth in C&I loan balances and average investment portfolio balances, and a decline in excess cash, partially offset by the aforementioned deposit dynamics and an increase in wholesale funding.

Noninterest Income
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2023	2023	2022	Seq	Yr/Yr
Noninterest Income
Service charges on deposits	$144	$137	$154	5%	(6)%
Commercial banking revenue	146	161	137	(9)%	7%
Mortgage banking net revenue	59	69	31	(14)%	90%
Wealth and asset management revenue	143	146	140	(2)%	2%
Card and processing revenue	106	100	105	6%	1%
Leasing business revenue	47	57	56	(18)%	(16)%
Other noninterest income	74	22	85	236%	(13)%
Securities gains (losses), net	7	4	(32)	75%	NM
Securities losses, net - non-qualifying hedges
on mortgage servicing rights	—	—	—	NM	NM
Total noninterest income	$726	$696	$676	4%	7%

Reported noninterest income increased $30 million, or 4%, from the prior quarter, and increased $50 million, or 7%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below, including securities gains/losses which incorporate mark-to-market impacts from securities associated with non-qualified deferred compensation plans.

Noninterest Income excluding certain items
($ in millions)	For the Three Months Ended
	June	March	June	% Change
	2023	2023	2022	Seq	Yr/Yr
Noninterest Income excluding certain items
Noninterest income (U.S. GAAP)	$726	$696	$676
Valuation of Visa total return swap	30	31	18
Net disposition charges/(gain)	—	—	6
Securities (gains)/losses, net	(7)	(4)	32
Noninterest income excluding certain items(a)	$749	$723	$732	4%	2%

Noninterest income excluding certain items increased $26 million, or 4%, from the prior quarter, and increased $17 million, or 2%, from the year-ago quarter.
Compared to the prior quarter, service charges on deposits increased $7 million, or 5%, reflecting an increase in both consumer and commercial deposit fees. Commercial banking revenue decreased $15 million, or 9%, primarily reflecting lower loan syndication and M&A advisory revenue, partially offset by an increase in client financial risk management revenue. Mortgage banking net revenue decreased $10 million, or 14%, primarily reflecting an increase in MSR asset decay and a decrease in MSR net valuation adjustments, partially offset by an increase in origination fees and gains on loan sales. Wealth and asset management revenue decreased $3 million, or 2%, primarily driven by seasonally strong tax-related private client service revenue in the prior quarter, partially offset by higher personal asset management revenue. Card and processing revenue increased $6 million, or 6%, driven by higher interchange revenue. Leasing business revenue decreased $10 million, or 18%, reflecting lower lease remarketing revenue. The increase in other noninterest income was attributable to equity fund and direct investment income.
Compared to the year-ago quarter, service charges on deposits decreased $10 million, or 6%, primarily reflecting the market related impact of higher earnings credits and the elimination of consumer non-sufficient funds fees in July 2022. Commercial banking revenue increased $9 million, or 7%, primarily driven by increased loan syndication revenue and client financial risk management revenue, partially offset by a decrease in M&A advisory revenue. Mortgage banking net revenue increased $28 million, or 90%, reflecting an increase from MSR net valuation adjustments and a decrease in MSR asset decay, partially offset by lower origination fees and gains on loan sales. Wealth and asset management revenue increased $3 million, or 2%, primarily reflecting higher personal asset management revenue. Card and processing revenue increased $1 million, or 1%, driven by higher interchange revenue partially offset by higher rewards. Leasing business revenue decreased $9 million, or 16%, reflecting lower lease remarketing revenue.

Noninterest Expense
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2023	2023	2022	Seq	Yr/Yr
Noninterest Expense
Compensation and benefits	$650	$757	$584	(14)%	11%
Net occupancy expense	83	81	75	2%	11%
Technology and communications	114	118	98	(3)%	16%
Equipment expense	36	37	36	(3)%	—
Card and processing expense	20	22	20	(9)%	—
Leasing business expense	31	34	31	(9)%	—
Marketing expense	31	29	28	7%	11%
Other noninterest expense	266	253	240	5%	11%
Total noninterest expense	$1,231	$1,331	$1,112	(8)%	11%

Reported noninterest expense decreased $100 million, or 8%, from the prior quarter, and increased $119 million, or 11%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below, including restructuring severance expense from proactive actions taken to reduce ongoing expenses given the operating environment.

Noninterest Expense excluding certain item(s)
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2023	2023	2022	Seq	Yr/Yr
Noninterest Expense excluding certain item(s)
Noninterest expense (U.S. GAAP)	$1,231	$1,331	$1,112
Restructuring severance expense	(12)	(12)	—
Noninterest expense excluding certain item(s)(a)	$1,219	$1,319	$1,112	(8)%	10%

Compared to the prior quarter, noninterest expense excluding certain items decreased $100 million, or 8%, primarily driven by decreases in compensation and benefits expense, technology and communications expense, and leasing business expense. Noninterest expense in the current quarter included a $10 million expense related to the impact of non-qualified deferred compensation mark-to-market compared to a $12 million expense in the prior quarter (both of which were largely offset in net securities gains through noninterest income).
Compared to the year-ago quarter, noninterest expense excluding certain items increased $107 million, or 10%, primarily reflecting an increase in compensation and benefits expense impacted by the acquisition of Dividend Finance and the minimum wage increase in July 2022, higher technology and communications expense related to continued modernization investments, as well as an increase in other noninterest expense (primarily reflecting the ongoing impact of the FDIC assessment to increase the deposit insurance fund). The year-ago quarter included a $27 million benefit to noninterest expense related to non-qualified deferred compensation mark-to-market (which was largely offset in net securities losses through noninterest income). Excluding the impacts of non-qualified deferred compensation mark-to-market and the FDIC assessment, noninterest expense excluding certain items increased $61 million, or 5%, compared to the year-ago quarter.

Average Interest-Earning Assets
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2023	2023	2022	Seq	Yr/Yr
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$58,137	$58,149	$55,460	—	5%
Commercial mortgage loans	11,373	11,121	10,710	2%	6%
Commercial construction loans	5,535	5,507	5,356	1%	3%
Commercial leases	2,700	2,662	2,839	1%	(5)%
Total commercial loans and leases	$77,745	$77,439	$74,365	—	5%
Consumer loans:
Residential mortgage loans	$17,517	$17,581	$17,363	—	1%
Home equity	3,937	4,005	3,895	(2)%	1%
Indirect secured consumer loans	16,281	16,598	17,241	(2)%	(6)%
Credit card	1,783	1,780	1,704	—	5%
Other consumer loans	6,064	5,409	3,125	12%	94%
Total consumer loans	$45,582	$45,373	$43,328	—	5%
Total average portfolio loans and leases	$123,327	$122,812	$117,693	—	5%

Memo:
Average PPP loans	$37	$66	$549	(44)%	(93)%
Average portfolio commercial and industrial loans - excl. PPP loans	$58,100	$58,083	$54,911	—	6%

Average Loans and Leases Held for Sale
Commercial loans and leases held for sale	$19	$56	$7	(66)%	171%
Consumer loans held for sale	641	747	2,536	(14)%	(75)%
Total average loans and leases held for sale	$660	$803	$2,543	(18)%	(74)%

Total average loans and leases	$123,987	$123,615	$120,236	—	3%

Securities (taxable and tax-exempt)	$57,267	$58,514	$54,538	(2)%	5%
Other short-term investments	7,806	5,278	9,632	48%	(19)%
Total average interest-earning assets	$189,060	$187,407	$184,406	1%	3%

Compared to the prior quarter, total average portfolio loans and leases were flat, reflecting stable commercial and consumer portfolios. Average commercial portfolio loans and leases were flat, reflecting stable commercial and industrial (C&I) loan balances. Average consumer portfolio loans were flat, as an increase in other consumer loans (primarily Dividend Finance) was offset by a decrease in indirect secured consumer loan and home equity balances.
Compared to the year-ago quarter, total average portfolio loans and leases increased 5%, reflecting an increase in both commercial and consumer portfolios. Average commercial portfolio loans and leases increased 5%, primarily reflecting an increase in C&I and commercial mortgage loan balances, partially offset by a decrease in commercial lease balances. Average consumer portfolio loans increased 5%, as increases in both other consumer loans (primarily Dividend Finance) and residential mortgage loan balances were partially offset by a decrease in indirect secured consumer loan balances.
Average loans and leases held for sale were $0.7 billion in the current quarter compared to $0.8 billion in the prior quarter and $2.5 billion in the year-ago quarter.
Average securities (taxable and tax-exempt; amortized cost) of $57 billion in the current quarter decreased $1 billion, or 2%, compared to the prior quarter and increased $3 billion, or 5%, compared to the year-ago quarter. Average other short-term investments (including interest-bearing cash) of $8 billion in the current quarter increased $3 billion, or 48%, compared to the prior quarter and decreased $2 billion, or 19%, compared to the year-ago quarter.

Total period-end commercial portfolio loans and leases of $76 billion decreased 1% compared to the prior quarter, reflecting decreases in C&I loan balances primarily attributable to lower revolving line of credit utilization. Compared to the year-ago quarter, total period-end commercial portfolio loans increased 2%, primarily reflecting increases in C&I loan and commercial mortgage loan balances, partially offset by a decrease in commercial lease balances. Period-end commercial revolving line utilization was 35%, compared to 37% in the prior quarter and 37% in the year-ago quarter.
Period-end consumer portfolio loans of $46 billion were flat compared to the prior quarter, as an increase in other consumer loan balances (primarily Dividend Finance) was offset by a decrease in indirect secured consumer loan balances. Compared to the year-ago quarter, total period-end consumer portfolio loans increased 4%, reflecting increases in other consumer loan balances (primarily Dividend Finance), partially offset by a decrease in indirect secured consumer loans.
Total period-end securities (taxable and tax-exempt; amortized cost) of $57 billion in the current quarter decreased $1 billion, or 2%, compared to the prior quarter and were stable compared to the year-ago quarter. Period-end other short-term investments of approximately $11 billion increased $1 billion, or 12%, compared to the prior quarter, and increased $4 billion, or 47%, compared to the year-ago quarter.

Average Deposits
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2023	2023	2022	Seq	Yr/Yr
Average Deposits
Demand	$46,520	$50,737	$62,555	(8)%	(26)%
Interest checking	50,472	48,717	44,349	4%	14%
Savings	21,675	23,107	23,708	(6)%	(9)%
Money market	28,913	28,420	29,284	2%	(1)%
Foreign office(g)	143	143	139	—	3%
Total transaction deposits	$147,723	$151,124	$160,035	(2)%	(8)%
CDs $250,000 or less	7,759	5,173	2,193	50%	254%
Total core deposits	$155,482	$156,297	$162,228	(1)%	(4)%
CDs over $250,000	5,375	4,348	662	24%	712%
Total average deposits	$160,857	$160,645	$162,890	—	(1)%
CDs over $250,000 includes $4.9 billion of retail brokered certificates of deposit which are covered by FDIC insurance as of the second quarter of 2023.

Compared to the prior quarter, total average deposits were flat, as increases in certificates of deposit and interest checking balances were offset by a decline in demand deposit account balances. Average demand deposits represented 30% of total core deposits in the current quarter, compared to 32% in the prior quarter. Compared to the prior quarter, average consumer segment deposits increased 1%, average commercial segment deposits decreased 1%, and average wealth & asset management segment deposits decreased 12% reflecting the impact of tax payments as well as clients' alternative investment options. Period-end total deposits increased 1% compared to the prior quarter.
Compared to the year-ago quarter, total average deposits decreased 1%, primarily reflecting a decline in demand deposits, partially offset by increases in certificates of deposit and interest checking balances. Period-end total deposits increased 2% compared to the year-ago quarter.
The period end portfolio loan-to-core deposit ratio was 77% in the current quarter, compared to 78% in the prior quarter and 75% in the year-ago quarter. Estimated uninsured deposits were approximately $66 billion, or 40% of total deposits, as of quarter end.

Average Wholesale Funding
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2023	2023	2022	Seq	Yr/Yr
Average Wholesale Funding
CDs over $250,000	$5,375	$4,348	$662	24%	712%
Federal funds purchased	376	487	392	(23)%	(4)%
Securities sold under repurchase agreements	361	327	488	10%	(26)%
FHLB advances	6,589	4,803	2,743	37%	140%
Derivative collateral and other secured borrowings	79	245	340	(68)%	(77)%
Long-term debt	12,848	13,510	11,164	(5)%	15%
Total average wholesale funding	$25,628	$23,720	$15,789	8%	62%

CDs over $250,000 includes $4.9 billion of retail brokered certificates of deposit which are covered by FDIC insurance as of the second quarter of 2023.
Compared to the prior quarter, average wholesale funding increased 8%, primarily reflecting an increase in FHLB advances and CDs over $250,000 (which consists almost entirely of retail brokered CDs which are covered by FDIC insurance), partially offset by lower long-term debt. Compared to the year-ago quarter, average wholesale funding increased 62%, primarily reflecting an increase in CDs over $250,000, FHLB advances, and long-term debt to further strengthen Fifth Third's balance sheet and liquidity position.

Credit Quality Summary
($ in millions)	As of and For the Three Months Ended
	June	March	December	September	June
	2023	2023	2022	2022	2022

Total nonaccrual portfolio loans and leases (NPLs)	$629	$593	$515	$522	$539
Repossessed property	8	8	6	6	6
OREO	24	22	18	18	14
Total nonperforming portfolio loans and leases and OREO (NPAs)	$661	$623	$539	$546	$559

NPL ratio(h)	0.52%	0.48%	0.42%	0.44%	0.45%
NPA ratio(c)	0.54%	0.51%	0.44%	0.46%	0.47%

Portfolio loans and leases 30-89 days past due (accrual)	$339	$317	$364	$335	$294
Portfolio loans and leases 90 days past due (accrual)	51	46	40	59	39

30-89 days past due as a % of portfolio loans and leases	0.28%	0.26%	0.30%	0.28%	0.25%
90 days past due as a % of portfolio loans and leases	0.04%	0.04%	0.03%	0.05%	0.03%

Allowance for loan and lease losses (ALLL), beginning	$2,215	$2,194	$2,099	$2,014	$1,908
Impact of adoption of ASU 2022-02	—	(49)	—	—	—
Total net losses charged-off	(90)	(78)	(68)	(62)	(62)
Provision for loan and lease losses	202	148	163	147	168
ALLL, ending	$2,327	$2,215	$2,194	$2,099	$2,014

Reserve for unfunded commitments, beginning	$232	$216	$199	$188	$177
(Benefit from) provision for the reserve for unfunded commitments	(25)	16	17	11	11
Reserve for unfunded commitments, ending	$207	$232	$216	$199	$188

Total allowance for credit losses (ACL)	$2,534	$2,447	$2,410	$2,298	$2,202

ACL ratios:
As a % of portfolio loans and leases	2.08%	1.99%	1.98%	1.91%	1.85%
As a % of nonperforming portfolio loans and leases	403%	413%	468%	440%	408%
As a % of nonperforming portfolio assets	383%	393%	447%	420%	394%

ALLL as a % of portfolio loans and leases	1.91%	1.80%	1.81%	1.75%	1.70%

Total losses charged-off	$(121)	$(110)	$(103)	$(104)	$(90)
Total recoveries of losses previously charged-off	31	32	35	42	28
Total net losses charged-off	$(90)	$(78)	$(68)	$(62)	$(62)

Net charge-off ratio (NCO ratio)(b)	0.29%	0.26%	0.22%	0.21%	0.21%
Commercial NCO ratio	0.16%	0.17%	0.13%	0.17%	0.19%
Consumer NCO ratio	0.50%	0.42%	0.38%	0.28%	0.24%

Nonperforming portfolio loans and leases were $629 million in the current quarter, with the resulting NPL ratio of 0.52%. Compared to the prior quarter, NPLs increased $36 million with the NPL ratio increasing 4 bps. Compared to the year-ago quarter, NPLs increased $90 million with the NPL ratio increasing 7 bps.
Nonperforming portfolio assets were $661 million in the current quarter, with the resulting NPA ratio of 0.54%. Compared to the prior quarter, NPAs increased $38 million with the NPA ratio increasing 3 bps. Compared to the year-ago quarter, NPAs increased $102 million with the NPA ratio increasing 7 bps.
The provision for credit losses totaled $177 million in the current quarter. The allowance for credit loss ratio represented 2.08% of total portfolio loans and leases at quarter end, compared with 1.99% for the prior quarter end and 1.85% for the year-ago quarter end. In the current quarter, the allowance for credit losses represented 403% of nonperforming portfolio loans and leases and 383% of nonperforming portfolio assets.
Net charge-offs were $90 million in the current quarter, resulting in an NCO ratio of 0.29%. Compared to the prior quarter, net charge-offs increased $12 million and the NCO ratio increased 3 bps. Commercial net charge-offs were $32 million, resulting in a commercial NCO ratio of 0.16%, which decreased 1 bp compared to the prior quarter. Consumer net charge-offs were $58 million, resulting in a consumer NCO ratio of 0.50%, which increased 8 bps compared to the prior quarter.
Compared to the year-ago quarter, net charge-offs increased $28 million and the NCO ratio increased 8 bps, reflecting a normalization from near-historically low net charge-offs in the year-ago quarter. The commercial NCO ratio decreased 3 bps compared to the prior year, and the consumer NCO ratio increased 26 bps compared to the prior year.

Capital Position
	As of and For the Three Months Ended
	June	March	December	September	June
	2023	2023	2022	2022	2022
Capital Position
Average total Bancorp shareholders' equity as a % of average assets	8.90%	8.77%	8.18%	9.13%	9.35%
Tangible equity(a)	8.58%	8.39%	8.31%	8.18%	8.05%
Tangible common equity (excluding AOCI)(a)	7.57%	7.38%	7.30%	7.16%	7.01%
Tangible common equity (including AOCI)(a)	5.26%	5.49%	5.00%	4.75%	5.82%

Regulatory Capital Ratios(d)(e)
CET1 capital	9.53%	9.28%	9.28%	9.14%	8.95%
Tier 1 risk-based capital	10.78%	10.53%	10.53%	10.40%	10.23%
Total risk-based capital	12.89%	12.64%	12.79%	12.64%	12.47%
Leverage	8.81%	8.67%	8.56%	8.44%	8.30%

The CET1 capital ratio was 9.53%, the Tangible common equity to tangible assets ratio was 7.57% excluding AOCI, and 5.26% including AOCI. The Tier 1 risk-based capital ratio was 10.78%, the Total risk-based capital ratio was 12.89%, and the Leverage ratio was 8.81%. Fifth Third did not execute share repurchases in the second quarter of 2023.

Tax Rate
The effective tax rate for the quarter was 22.5% compared with 22.3% in the prior quarter and 22.4% in the year-ago quarter.
Corporate Profile
Fifth Third Bank, National Association is a federally chartered institution. Fifth Third Bancorp is the indirect parent company of Fifth Third Bank and its common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.” Investor information and press releases can be viewed at www.53.com.

Earnings Release End Notes
(a)Non-GAAP measure; see discussion of non-GAAP reconciliation.
(b)Net losses charged-off as a percent of average portfolio loans and leases presented on an annualized basis.
(c)Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO.
(d)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(e)Current period regulatory capital ratios are estimated.
(f)Assumes a 23% tax rate.
(g)Includes commercial customer Eurodollar sweep balances for which the Bank pays rates comparable to other commercial deposit accounts.
(h)Nonperforming portfolio loans and leases as a percent of portfolio loans and leases.

FORWARD-LOOKING STATEMENTS

This release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. All statements other than statements of historical fact are forward-looking statements. These statements relate to our financial condition, results of operations, plans, objectives, future performance, capital actions or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated by our filings with the U.S. Securities and Exchange Commission (“SEC”).

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) effects of the global COVID-19 pandemic; (2) deteriorating credit quality; (3) loan concentration by location or industry of borrowers or collateral; (4) problems encountered by other financial institutions; (5) inadequate sources of funding or liquidity; (6) unfavorable actions of rating agencies; (7) inability to maintain or grow deposits; (8) limitations on the ability to receive dividends from subsidiaries; (9) cyber-security risks; (10) Fifth Third’s ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; (11) failures by third-party service providers; (12) inability to manage strategic initiatives and/or organizational changes; (13) inability to implement technology system enhancements; (14) failure of internal controls and other risk management systems; (15) losses related to fraud, theft, misappropriation or violence; (16) inability to attract and retain skilled personnel; (17) adverse impacts of government regulation; (18) governmental or regulatory changes or other actions; (19) failures to meet applicable capital requirements; (20) regulatory objections to Fifth Third’s capital plan; (21) regulation of Fifth Third’s derivatives activities; (22) deposit insurance premiums; (23) assessments for the orderly liquidation fund; (24) replacement of LIBOR; (25) weakness in the national or local economies; (26) global political and economic uncertainty or negative actions; (27) changes in interest rates and the effects of inflation; (28) changes and trends in capital markets; (29) fluctuation of Fifth Third’s stock price; (30) volatility in mortgage banking revenue; (31) litigation, investigations, and enforcement proceedings by governmental authorities; (32) breaches of contractual covenants, representations and warranties; (33) competition and changes in the financial services industry; (34) changing retail distribution strategies, customer preferences and behavior; (35) difficulties in identifying, acquiring or integrating suitable strategic partnerships, investments or acquisitions; (36) potential dilution from future acquisitions; (37) loss of income and/or difficulties encountered in the sale and separation of businesses, investments or other assets; (38) results of investments or acquired entities; (39) changes in accounting standards or interpretation or declines in the value of Fifth Third’s goodwill or other intangible assets; (40) inaccuracies or other failures from the use of models; (41) effects of critical accounting policies and judgments or the use of inaccurate estimates; (42) weather-related events, other natural disasters, or health emergencies (including pandemics); (43) the impact of reputational risk created by these or other developments on such matters as business generation and retention, funding and liquidity; (44) changes in law or requirements imposed by Fifth Third’s regulators impacting our capital actions, including dividend payments and stock repurchases; and (45) Fifth Third's ability to meet its environmental and/or social targets, goals and commitments.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The information contained herein is intended to be reviewed in its totality, and any stipulations, conditions or provisos that apply to a given piece of information in one part of this press release should be read as applying mutatis mutandis to every other instance of such information appearing herein.
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Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended			% Change		Year to Date		% Change
(unaudited)	June	March	June			June	June
	2023	2023	2022	Seq	Yr/Yr	2023	2022	Yr/Yr
Interest Income
Interest and fees on loans and leases	$1,831	$1,714	$1,081	7%	69%	$3,545	$2,062	72%
Interest on securities	437	439	369	—	18%	876	663	32%
Interest on other short-term investments	102	60	14	70%	629%	162	27	500%
Total interest income	2,370	2,213	1,464	7%	62%	4,583	2,752	67%

Interest Expense
Interest on deposits	655	478	25	37%	NM	1,133	36	NM
Interest on federal funds purchased	5	5	1	—	400%	10	1	900%
Interest on other short-term borrowings	90	57	12	58%	650%	147	13	NM
Interest on long-term debt	163	156	87	4%	87%	319	168	90%
Total interest expense	913	696	125	31%	630%	1,609	218	638%

Net Interest Income	1,457	1,517	1,339	(4%)	9%	2,974	2,534	17%

Provision for credit losses	177	164	179	8%	(1%)	341	224	52%
Net Interest Income After Provision for Credit Losses	1,280	1,353	1,160	(5%)	10%	2,633	2,310	14%

Noninterest Income
Service charges on deposits	144	137	154	5%	(6%)	281	306	(8%)
Commercial banking revenue	146	161	137	(9%)	7%	307	272	13%
Mortgage banking net revenue	59	69	31	(14%)	90%	127	83	53%
Wealth and asset management revenue	143	146	140	(2%)	2%	289	289	—
Card and processing revenue	106	100	105	6%	1%	206	201	2%
Leasing business revenue	47	57	56	(18%)	(16%)	104	118	(12%)
Other noninterest income	74	22	85	236%	(13%)	97	138	(30%)
Securities gains (losses), net	7	4	(32)	75%	NM	11	(47)	NM
Securities losses, net - non-qualifying hedges on mortgage servicing rights	—	—	—	NM	NM	—	(1)	(100%)
Total noninterest income	726	696	676	4%	7%	1,422	1,359	5%

Noninterest Expense
Compensation and benefits	650	757	584	(14%)	11%	1,407	1,295	9%
Net occupancy expense	83	81	75	2%	11%	164	152	8%
Technology and communications	114	118	98	(3%)	16%	232	199	17%
Equipment expense	36	37	36	(3%)	—	73	72	1%
Card and processing expense	20	22	20	(9%)	—	42	38	11%
Leasing business expense	31	34	31	(9%)	—	65	63	3%
Marketing expense	31	29	28	7%	11%	60	52	15%
Other noninterest expense	266	253	240	5%	11%	519	463	12%
Total noninterest expense	1,231	1,331	1,112	(8%)	11%	2,562	2,334	10%
Income Before Income Taxes	775	718	724	8%	7%	1,493	1,335	12%
Applicable income tax expense	174	160	162	9%	7%	334	279	20%
Net Income	601	558	562	8%	7%	1,159	1,056	10%
Dividends on preferred stock	39	23	36	70%	8%	62	56	11%
Net Income Available to Common Shareholders	$562	$535	$526	5%	7%	$1,097	$1,000	10%

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended
(unaudited)	June	March	December	September	June
	2023	2023	2022	2022	2022
Interest Income
Interest and fees on loans and leases	$1,831	$1,714	$1,577	$1,315	$1,081
Interest on securities	437	439	440	414	369
Interest on other short-term investments	102	60	58	31	14
Total interest income	2,370	2,213	2,075	1,760	1,464

Interest Expense
Interest on deposits	655	478	300	112	25
Interest on federal funds purchased	5	5	2	3	1
Interest on other short-term borrowings	90	57	53	43	12
Interest on long-term debt	163	156	143	104	87
Total interest expense	913	696	498	262	125

Net Interest Income	1,457	1,517	1,577	1,498	1,339

Provision for credit losses	177	164	180	158	179
Net Interest Income After Provision for Credit Losses	1,280	1,353	1,397	1,340	1,160

Noninterest Income
Service charges on deposits	144	137	140	143	154
Commercial banking revenue	146	161	158	134	137
Mortgage banking net revenue	59	69	63	69	31
Wealth and asset management revenue	143	146	139	141	140
Card and processing revenue	106	100	103	105	105
Leasing business revenue	47	57	58	60	56
Other noninterest income	74	22	72	59	85
Securities gains (losses), net	7	4	2	(38)	(32)
Securities losses, net - non-qualifying hedges on mortgage servicing rights	—	—	—	(1)	—
Total noninterest income	726	696	735	672	676

Noninterest Expense
Compensation and benefits	650	757	655	605	584
Net occupancy expense	83	81	82	74	75
Technology and communications	114	118	111	106	98
Equipment expense	36	37	37	36	36
Card and processing expense	20	22	21	21	20
Leasing business expense	31	34	36	33	31
Marketing expense	31	29	31	35	28
Other noninterest expense	266	253	245	257	240
Total noninterest expense	1,231	1,331	1,218	1,167	1,112
Income Before Income Taxes	775	718	914	845	724
Applicable income tax expense	174	160	177	192	162
Net Income	601	558	737	653	562
Dividends on preferred stock	39	23	38	22	36
Net Income Available to Common Shareholders	$562	$535	$699	$631	$526

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of			% Change
(unaudited)	June	March	June
	2023	2023	2022	Seq	Yr/Yr
Assets
Cash and due from banks	$2,594	$2,780	$3,437	(7%)	(25%)
Other short-term investments	10,943	9,794	7,419	12%	47%
Available-for-sale debt and other securities(a)	49,329	50,719	52,837	(3%)	(7%)
Held-to-maturity securities(b)	2	2	5	—	(60%)
Trading debt securities	1,139	1,174	293	(3%)	289%
Equity securities	331	323	326	2%	2%
Loans and leases held for sale	760	749	2,542	1%	(70%)
Portfolio loans and leases:
Commercial and industrial loans	56,897	57,720	56,095	(1%)	1%
Commercial mortgage loans	11,310	11,228	10,748	1%	5%
Commercial construction loans	5,475	5,548	5,357	(1%)	2%
Commercial leases	2,670	2,743	2,850	(3%)	(6%)
Total commercial loans and leases	76,352	77,239	75,050	(1%)	2%
Residential mortgage loans	17,503	17,608	17,566	(1%)	—
Home equity	3,911	3,958	3,906	(1%)	—
Indirect secured consumer loans	16,097	16,484	17,017	(2%)	(5%)
Credit card	1,818	1,761	1,763	3%	3%
Other consumer loans	6,210	5,807	3,521	7%	76%
Total consumer loans	45,539	45,618	43,773	—	4%
Portfolio loans and leases	121,891	122,857	118,823	(1%)	3%
Allowance for loan and lease losses	(2,327)	(2,215)	(2,014)	5%	16%
Portfolio loans and leases, net	119,564	120,642	116,809	(1%)	2%
Bank premises and equipment	2,275	2,219	2,118	3%	7%
Operating lease equipment	537	578	600	(7%)	(11%)
Goodwill	4,919	4,915	4,926	—	—
Intangible assets	146	157	194	(7%)	(25%)
Servicing rights	1,764	1,725	1,582	2%	12%
Other assets	12,973	12,880	13,694	1%	(5%)
Total Assets	$207,276	$208,657	$206,782	(1%)	—

Liabilities
Deposits:
Demand	$45,264	$49,649	$60,859	(9%)	(26%)
Interest checking	52,743	49,924	43,338	6%	22%
Savings	21,342	22,563	23,748	(5%)	(10%)
Money market	30,012	28,482	28,792	5%	4%
Foreign office	182	134	177	36%	3%
CDs $250,000 or less	8,833	6,624	2,125	33%	316%
CDs over $250,000	5,752	5,599	2,135	3%	169%
Total deposits	164,128	162,975	161,174	1%	2%
Federal funds purchased	163	177	711	(8%)	(77%)
Other short-term borrowings	5,817	7,364	7,057	(21%)	(18%)
Accrued taxes, interest and expenses	1,765	1,577	1,683	12%	5%
Other liabilities	5,316	5,307	6,197	—	(14%)
Long-term debt	12,278	12,893	10,990	(5%)	12%
Total Liabilities	189,467	190,293	187,812	—	1%
Equity
Common stock(c)	2,051	2,051	2,051	—	—
Preferred stock	2,116	2,116	2,116	—	—
Capital surplus	3,708	3,682	3,636	1%	2%
Retained earnings	22,366	22,032	20,818	2%	7%
Accumulated other comprehensive loss	(5,166)	(4,245)	(2,644)	22%	95%
Treasury stock	(7,266)	(7,272)	(7,007)	—	4%
Total Equity	17,809	18,364	18,970	(3%)	(6%)
Total Liabilities and Equity	$207,276	$208,657	$206,782	(1%)	—
(a) Amortized cost	$55,399	$55,958	$56,140	(1%)	(1%)
(b) Market values	2	2	5	—	(60%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	680,850	680,537	686,152	—	—
Treasury	243,042	243,356	237,741	—	—

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of
(unaudited)	June	March	December	September	June
	2023	2023	2022	2022	2022
Assets
Cash and due from banks	$2,594	$2,780	$3,466	$3,068	$3,437
Other short-term investments	10,943	9,794	8,351	6,594	7,419
Available-for-sale debt and other securities(a)	49,329	50,719	51,503	51,289	52,837
Held-to-maturity securities(b)	2	2	5	5	5
Trading debt securities	1,139	1,174	414	414	293
Equity securities	331	323	317	315	326
Loans and leases held for sale	760	749	1,007	1,940	2,542
Portfolio loans and leases:
Commercial and industrial loans	56,897	57,720	57,232	56,437	56,095
Commercial mortgage loans	11,310	11,228	11,020	10,947	10,748
Commercial construction loans	5,475	5,548	5,433	5,573	5,357
Commercial leases	2,670	2,743	2,704	2,821	2,850
Total commercial loans and leases	76,352	77,239	76,389	75,778	75,050
Residential mortgage loans	17,503	17,608	17,628	17,600	17,566
Home equity	3,911	3,958	4,039	4,000	3,906
Indirect secured consumer loans	16,097	16,484	16,552	16,646	17,017
Credit card	1,818	1,761	1,874	1,770	1,763
Other consumer loans	6,210	5,807	4,998	4,205	3,521
Total consumer loans	45,539	45,618	45,091	44,221	43,773
Portfolio loans and leases	121,891	122,857	121,480	119,999	118,823
Allowance for loan and lease losses	(2,327)	(2,215)	(2,194)	(2,099)	(2,014)
Portfolio loans and leases, net	119,564	120,642	119,286	117,900	116,809
Bank premises and equipment	2,275	2,219	2,187	2,155	2,118
Operating lease equipment	537	578	627	612	600
Goodwill	4,919	4,915	4,915	4,925	4,926
Intangible assets	146	157	169	181	194
Servicing rights	1,764	1,725	1,746	1,732	1,582
Other assets	12,973	12,880	13,459	14,333	13,694
Total Assets	$207,276	$208,657	$207,452	$205,463	$206,782

Liabilities
Deposits:
Demand	$45,264	$49,649	$53,125	$57,601	$60,859
Interest checking	52,743	49,924	51,653	46,985	43,338
Savings	21,342	22,563	23,469	23,771	23,748
Money market	30,012	28,482	28,220	28,707	28,792
Foreign office	182	134	182	185	177
CDs $250,000 or less	8,833	6,624	3,809	2,007	2,125
CDs over $250,000	5,752	5,599	3,232	2,396	2,135
Total deposits	164,128	162,975	163,690	161,652	161,174
Federal funds purchased	163	177	180	212	711
Other short-term borrowings	5,817	7,364	4,838	6,378	7,057
Accrued taxes, interest and expenses	1,765	1,577	1,822	1,589	1,683
Other liabilities	5,316	5,307	5,881	7,184	6,197
Long-term debt	12,278	12,893	13,714	11,712	10,990
Total Liabilities	189,467	190,293	190,125	188,727	187,812
Equity
Common stock(c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	2,116	2,116	2,116	2,116	2,116
Capital surplus	3,708	3,682	3,684	3,660	3,636
Retained earnings	22,366	22,032	21,689	21,219	20,818
Accumulated other comprehensive loss	(5,166)	(4,245)	(5,110)	(5,306)	(2,644)
Treasury stock	(7,266)	(7,272)	(7,103)	(7,004)	(7,007)
Total Equity	17,809	18,364	17,327	16,736	18,970
Total Liabilities and Equity	$207,276	$208,657	$207,452	$205,463	$206,782
(a) Amortized cost	$55,399	$55,958	$57,530	$57,372	$56,140
(b) Market values	2	2	5	5	5
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	680,850	680,537	683,386	686,343	686,152
Treasury	243,042	243,356	240,507	237,549	237,741

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Changes in Equity
$ in millions
(unaudited)
	For the Three Months Ended		Year to Date
	June	June	June	June
	2023	2022	2023	2022
Total Equity, Beginning	$18,364	$20,177	$17,327	$22,210
Impact of cumulative effect of change in accounting principle	—	—	37	—
Net income	601	562	1,159	1,056
Other comprehensive income (loss), net of tax:
Change in unrealized gains (losses):
Available-for-sale debt securities	(633)	(1,506)	(33)	(3,437)
Qualifying cash flow hedges	(289)	(43)	(24)	(416)
Change in accumulated other comprehensive income related to employee benefit plans	1	1	1	2
Comprehensive income (loss)	(320)	(986)	1,103	(2,795)
Cash dividends declared:
Common stock	(228)	(209)	(457)	(418)
Preferred stock	(39)	(36)	(62)	(56)
Impact of stock transactions under stock compensation plans, net	32	24	62	29
Shares acquired for treasury	—	—	(201)	—
Total Equity, Ending	$17,809	$18,970	$17,809	$18,970

Fifth Third Bancorp and Subsidiaries
Regulatory Capital
$ in millions	As of
(unaudited)	June	March	December	September	June
	2023(a)	2023	2022	2022	2022
Regulatory Capital(b)
CET1 capital	$16,097	$15,727	$15,670	$15,264	$14,827
Additional tier 1 capital	2,116	2,116	2,116	2,116	2,116
Tier 1 capital	18,213	17,843	17,786	17,380	16,943
Tier 2 capital	3,554	3,588	3,820	3,743	3,713
Total regulatory capital	$21,767	$21,431	$21,606	$21,123	$20,656
Risk-weighted assets	$168,925	$169,510	$168,909	$167,060	$165,659

Ratios
Average total Bancorp shareholders' equity as a percent of average assets	8.90%	8.77%	8.18%	9.13%	9.35%

Regulatory Capital Ratios(b)
Fifth Third Bancorp
CET1 capital	9.53%	9.28%	9.28%	9.14%	8.95%
Tier 1 risk-based capital	10.78%	10.53%	10.53%	10.40%	10.23%
Total risk-based capital	12.89%	12.64%	12.79%	12.64%	12.47%
Leverage	8.81%	8.67%	8.56%	8.44%	8.30%

Fifth Third Bank, National Association
Tier 1 risk-based capital	11.31%	11.63%	11.31%	10.94%	10.58%
Total risk-based capital	12.73%	13.05%	12.81%	12.41%	12.01%
Leverage	9.26%	9.62%	9.23%	8.91%	8.61%
(a)Current period regulatory capital data and ratios are estimated.
(b)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.

Use of Non-GAAP Financial Measures
In addition to GAAP measures, management considers various non-GAAP measures when evaluating the performance of the business, including: “net interest income (FTE),” “interest income (FTE),” “net interest margin (FTE),” “net interest rate spread (FTE),” “income before income taxes (FTE),” “tangible net income available to common shareholders,” “average tangible common equity,” “return on average tangible common equity,” “tangible common equity (excluding AOCI),” “tangible common equity (including AOCI),” “tangible equity,” “tangible book value per share,” “tangible book value per share (excluding AOCI),” “adjusted noninterest income,” “noninterest income excluding certain items,” “adjusted noninterest expense,” “noninterest expense excluding certain items,” “pre-provision net revenue,” “adjusted efficiency ratio,” “adjusted return on average common equity,” “adjusted return on average tangible common equity,” “adjusted return on average tangible common equity, excluding accumulated other comprehensive income", “adjusted pre-provision net revenue,” “adjusted return on average assets,” “efficiency ratio (FTE),” “total revenue (FTE),” “noninterest income as a percent of total revenue”, and certain ratios derived from these measures. The Bancorp believes these non-GAAP measures provide useful information to investors because these are among the measures used by the Fifth Third management team to evaluate operating performance and to make day-to-day operating decisions.

The FTE basis adjusts for the tax-favored status of income from certain loans and securities held by the Bancorp that are not taxable for federal income tax purposes. The Bancorp believes this presentation to be the preferred industry measurement of net interest income and net interest margin as it provides a relevant comparison between taxable and non-taxable amounts.

The Bancorp believes tangible net income available to common shareholders, average tangible common equity, tangible common equity (excluding AOCI), tangible common equity (including AOCI), tangible equity, tangible book value per share and return on average tangible common equity are important measures for evaluating the performance of the business without the impacts of intangible items, whether acquired or created internally, in a manner comparable to other companies in the industry who present similar measures.

The Bancorp believes noninterest income, noninterest expense, net interest income, net interest margin, pre-provision net revenue, efficiency ratio, noninterest income as a percent of total revenue, return on average common equity, return on average tangible common equity, and return on average assets are important measures that adjust for significant, unusual, or large transactions that may occur in a reporting period which management does not consider indicative of ongoing financial performance and enhances comparability of results with prior periods.

The Bancorp believes noninterest income excluding certain items and noninterest expense excluding certain items are important measures that adjust for certain components that are prone to significant period-to-period changes in order to facilitate the explanation of variances in the noninterest income and noninterest expense line items.

Management considers various measures when evaluating capital utilization and adequacy, including the tangible equity and tangible common equity (including and excluding AOCI), in addition to capital ratios defined by U.S. banking agencies. These calculations are intended to complement the capital ratios defined by U.S. banking agencies for both absolute and comparative purposes. These ratios are not formally defined by U.S. GAAP or codified in the federal banking regulations and, therefore, are considered to be non-GAAP financial measures. Management believes that providing the tangible common equity ratio excluding AOCI on certain assets and liabilities enables investors and others to assess the Bancorp’s use of equity without the effects of changes in AOCI, some of which are uncertain; providing the tangible common equity ratio including AOCI enables investors and others to assess the Bancorp’s use of equity if components of AOCI, such as unrealized gains or losses, were to be monetized.

Please note that although non-GAAP financial measures provide useful insight, they should not be considered in isolation or relied upon as a substitute for analysis using GAAP measures.

Please see reconciliations of all historical non-GAAP measures used in this release to the most directly comparable GAAP measures, beginning on the following page.

	Fifth Third Bancorp and Subsidiaries
	Non-GAAP Reconciliation
	$ and shares in millions	As of and For the Three Months Ended
	(unaudited)	June	March	December	September	June
		2023	2023	2022	2022	2022
	Net interest income	$1,457	$1,517	$1,577	$1,498	$1,339
	Add: Taxable equivalent adjustment	6	5	5	4	3
	Net interest income (FTE) (a)	1,463	1,522	1,582	1,502	1,342

	Net interest income (annualized) (b)	5,844	6,152	6,257	5,943	5,371
	Net interest income (FTE) (annualized) (c)	5,868	6,173	6,276	5,959	5,383

	Interest income	2,370	2,213	2,075	1,760	1,464
	Add: Taxable equivalent adjustment	6	5	5	4	3
	Interest income (FTE)	2,376	2,218	2,080	1,764	1,467
	Interest income (FTE) (annualized) (d)	9,530	8,995	8,252	6,998	5,884

	Interest expense (annualized) (e)	3,662	2,823	1,976	1,039	501
	Average interest-earning assets (f)	189,060	187,407	187,640	185,378	184,406
	Average interest-bearing liabilities (g)	134,590	129,280	126,390	119,773	115,462

	Net interest margin (b) / (f)	3.09%	3.28%	3.33%	3.21%	2.91%
	Net interest margin (FTE) (c) / (f)	3.10%	3.29%	3.35%	3.22%	2.92%
	Net interest rate spread (FTE) (d) / (f) - (e) / (g)	2.32%	2.62%	2.84%	2.91%	2.76%

	Income before income taxes	$775	$718	$914	$845	$724
	Add: Taxable equivalent adjustment	6	5	5	4	3
	Income before income taxes (FTE)	781	723	919	849	727

	Net income available to common shareholders	562	535	699	631	526
	Add: Intangible amortization, net of tax	8	9	10	10	9
	Tangible net income available to common shareholders (h)	570	544	709	641	535
	Tangible net income available to common shareholders (annualized) (i)	2,286	2,206	2,813	2,543	2,146

	Average Bancorp shareholders’ equity	18,344	17,977	16,857	18,864	19,248
Less:	Average preferred stock	(2,116)	(2,116)	(2,116)	(2,116)	(2,116)
	Average goodwill	(4,919)	(4,915)	(4,925)	(4,926)	(4,744)
	Average intangible assets	(152)	(163)	(176)	(188)	(158)
	Average tangible common equity, including AOCI (j)	11,157	10,783	9,640	11,634	12,230
Less:	Average AOCI	4,480	4,442	5,386	3,037	2,397
	Average tangible common equity, excluding AOCI (k)	15,637	15,225	15,026	14,671	14,627

	Total Bancorp shareholders’ equity	17,809	18,364	17,327	16,736	18,970
Less:	Preferred stock	(2,116)	(2,116)	(2,116)	(2,116)	(2,116)
	Goodwill	(4,919)	(4,915)	(4,915)	(4,925)	(4,926)
	Intangible assets	(146)	(157)	(169)	(181)	(194)
	Tangible common equity, including AOCI (l)	10,628	11,176	10,127	9,514	11,734
Less:	AOCI	5,166	4,245	5,110	5,306	2,644
	Tangible common equity, excluding AOCI (m)	15,794	15,421	15,237	14,820	14,378
Add:	Preferred stock	2,116	2,116	2,116	2,116	2,116
	Tangible equity (n)	17,910	17,537	17,353	16,936	16,494

	Total assets	207,276	208,657	207,452	205,463	206,782
Less:	Goodwill	(4,919)	(4,915)	(4,915)	(4,925)	(4,926)
	Intangible assets	(146)	(157)	(169)	(181)	(194)
	Tangible assets, including AOCI (o)	202,211	203,585	202,368	200,357	201,662
Less:	AOCI, before tax	6,539	5,373	6,468	6,716	3,347
	Tangible assets, excluding AOCI (p)	$208,750	$208,958	$208,836	$207,073	$205,009

	Common shares outstanding (q)	681	681	683	686	686

	Tangible equity (n) / (p)	8.58%	8.39%	8.31%	8.18%	8.05%
	Tangible common equity (excluding AOCI) (m) / (p)	7.57%	7.38%	7.30%	7.16%	7.01%
	Tangible common equity (including AOCI) (l) / (o)	5.26%	5.49%	5.00%	4.75%	5.82%
	Tangible book value per share (including AOCI) (l) / (q)	$15.61	$16.41	$14.83	$13.87	$17.10
	Tangible book value per share (excluding AOCI) (m) / (q)	$23.19	$22.64	$22.31	$21.60	$20.96

Fifth Third Bancorp and Subsidiaries
Non-GAAP Reconciliation
$ in millions	For the Three Months Ended
(unaudited)	June	March	June
	2023	2023	2022
Net income (r)	$601	$558	$562
Net income (annualized) (s)	2,411	2,263	2,254

Adjustments (pre-tax items)
Valuation of Visa total return swap	30	31	18
Net disposition charges/(gain)	—	—	6
Restructuring severance expense	12	12	—
Adjustments, after-tax (t)(a)	32	33	19

Noninterest income (u)	726	696	676
Valuation of Visa total return swap	30	31	18
Net disposition charges/(gain)	—	—	6
Adjusted noninterest income (v)	756	727	700

Noninterest expense (w)	1,231	1,331	1,112
Restructuring severance expense	(12)	(12)	—
Adjusted noninterest expense (x)	1,219	1,319	1,112

Adjusted net income (r) + (t)	633	591	581
Adjusted net income (annualized) (y)	2,539	2,397	2,330

Adjusted tangible net income available to common shareholders (h) + (t)	602	577	554
Adjusted tangible net income available to common shareholders (annualized) (z)	2,415	2,340	2,222

Average assets (aa)	$206,079	$205,084	$205,897

Return on average tangible common equity (i) / (j)	20.5%	20.5%	17.5%
Return on average tangible common equity excluding AOCI (i) / (k)	14.6%	14.5%	14.7%
Adjusted return on average tangible common equity, including AOCI (z) / (j)	21.6%	21.7%	18.2%
Adjusted return on average tangible common equity, excluding AOCI (z) / (k)	15.4%	15.4%	15.2%

Return on average assets (s) / (aa)	1.17%	1.10%	1.09%
Adjusted return on average assets (y) / (aa)	1.23%	1.17%	1.13%
Efficiency ratio (FTE) (w) / [(a) + (u)]	56.2%	60.0%	55.1%
Adjusted efficiency ratio (x) / [(a) + (v)]	54.9%	58.6%	54.5%
Total revenue (FTE) (a) + (u)	$2,189	$2,218	$2,018
Adjusted total revenue (FTE) (a) + (v)	$2,219	$2,249	$2,042
Pre-provision net revenue (PPNR) (a) + (u) - (w)	$958	$887	$906
Adjusted pre-provision net revenue (PPNR) (a) + (v) - (x)	$1,000	$930	$930
Totals may not foot due to rounding; (a) Assumes a 23% tax rate